WS5080F













                                                              August 15, 2000


BBH Common Settlement Fund, Inc.
21 Milk Street
Boston, Massachusetts 02109


Dear Sirs:

         This letter agreement (the "Agreement") confirms the agreement of the undersigned Brown Brothers Harriman Trust Company, LLC ("BBH") and BBH Common Settlement Fund, Inc. (the "Fund") (collectively, the "Parties"). BBH agrees to pay all of the operating expenses of the Fund, as described in the Registration Statement on Form N-1A of the Fund filed with the Securities and Exchange Commission other than fees paid under the Administration Agreement, and other than expenses relating to the organization of the Fund.

         The Fund hereby agrees to pay to BBH a fee, in addition to the administration fees payable pursuant to such Administration Agreement, estimated and accrued daily and paid monthly in an amount to be determined from time to time by the Fund and BBH provided, however, that such amount shall not exceed the amount such that immediately after any such payment the aggregate expenses of the Fund would not on a per annum basis exceed 0.16% of such average daily net assets or such other percentage as may from time to time be agreed upon among the Parties.

         This Agreement shall be effective as of the date hereof and shall terminate on June 30, 2003, unless sooner terminated by mutual agreement of the Parties or pursuant to the following sentence. In the event that the Administration Agreement between the Fund and BBH shall cease to be in full force and effect, BBH may, at its option, upon not less than 30 days nor more than 60 days written notice to the Fund, terminate this Agreement.

         If the foregoing correctly sets forth our agreement, kindly so confirm by signing the enclosed counterpart of this letter in the space indicated for signature on behalf of the Fund below.

                                    Very truly yours,

                                    BROWN BROTHERS HARRIMAN TRUST COMPANY, LLC



                                    By
                                    Name:
                                    Title:

Agreed:

BBH COMMON SETTLEMENT FUND, INC.



By
   Joseph V. Shields, Jr., Chairman